Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mossimo, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of Mossimo, Inc. of our report dated March 31, 2006, with respect to the consolidated balance sheets of Mossimo, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 10-K of Mossimo, Inc.

(signed) KPMG LLP

Los Angeles, California
March 31, 2006